EXHIBIT 99.1

Immunomedics Announces Third Quarter Fiscal 2015 Results and Clinical Program Developments

MORRIS PLAINS, N.J., May 6, 2015 (GLOBE NEWSWIRE) -- Immunomedics, Inc., (Nasdaq:IMMU) today reported financial results for the third quarter ended March 31, 2015. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Third Quarter Fiscal 2015 Results

Total revenues for the third quarter of fiscal year 2015 were $1.2 million, which were the same as total revenues for the three-month period ended March 31, 2014.

Total costs and expenses for the current quarter were $12.3 million, as compared to $10.7 million for the same period in 2014, representing an increase of $1.6 million or 15%. This increase was driven primarily by $2.3 million higher research and development expenses from increased clinical trial cost for the Phase 3 PANCRIT-1 registration study of yttrium-90-labeled clivatuzumab tetraxetan for the therapy of patients with advanced pancreatic cancer, and increased product development and manufacturing expenses related to the expansion of clinical studies for the two antibody-drug conjugate (ADC) programs. The increase in research and development expenses was partially offset by $0.6 million decreased general and administrative costs mainly from reduced legal and professional expenses.

Interest expense this quarter related to the 4.75% Convertible Senior Notes was $0.7 million, including the amortization of $0.1 million debt issuance costs. There was no interest expense for the same quarter last fiscal year.

Net loss attributable to our stockholders this quarter was $11.8 million, or $0.13 per share, as compared to net loss of $9.5 million, or $0.11 per share, for the same quarter in fiscal 2014. The increase in net loss of $2.3 million this quarter was primarily due to the increase in research and development expenses as described above.

Nine Months Fiscal 2015 Results

For the nine-month period of fiscal year 2015, total revenues were $3.3 million, as compared to $7.9 million for the same period last fiscal year. The $4.6 million decrease in total revenues this period primarily resulted from $4.3 million lower license fee revenue. In the 2014 period, the Company earned $4.6 million license fee revenue after fulfilling its obligations under the Algeta Service Agreement, as amended.

Total costs and expenses for the current nine-month period were $38.3 million, as compared to $31.5 million for the same period in 2014, representing an increase of $6.8 million, or 22%. This increase was primarily attributable to a $6.9 million higher research and development expenses from increased Phase 3 PANCRIT-1 trial costs and increased expenses for product development and manufacturing related to the ADCs' clinical studies, as well as $1.2 million of higher general and administrative expenses, principally from increased legal fees concerning the arbitration proceedings with Takeda-Nycomed. The increase in cost and expenses this period was partially offset by the prior year's $1.2 million of cost associated with license fee and other revenue, which did not recur in the current period.

Interest expense this nine-month period for the Convertible Senior Notes due 2020 was $0.7 million, including the amortization of $0.1 million debt issuance costs. There was no interest expense for the same period last fiscal year.

Net loss attributable to our stockholders for the first nine months of fiscal year 2015 was $35.6 million or $0.38 per share, as compared to net loss of $23.6 million or $0.28 per share, for the same period last fiscal year. The increase in net loss of $12.0 million this period was primarily the result of lower net revenue related to the Algeta agreement, increased research and development costs attributable to clinical trials, and higher legal and professional fees in the current period.

As of March 31, 2015, cash, cash equivalents, and marketable securities totaled $106.2 million.

"The $100 million Convertible Senior Notes financing this past quarter has significantly strengthened our balance sheet," commented Peter P. Pfreundschuh, Vice President Finance and Chief Financial Officer. "Consequently, we are able to move forward our core clinical programs at a level commensurate with the promising efficacy and safety demonstrated to date from these lead investigational products," added Mr. Pfreundschuh.

The Company's key clinical developments and future planned activities:

Sacituzumab Govitecan (IMMU-132)

  Updated results from a Phase 2 study of sacituzumab govitecan in heavily-pretreated patients with diverse, metastatic solid cancers were reported in an oral presentation at the April 2015 Annual Meeting of the American Association for Cancer Research. Treatments with the anti-TROP-2-SN-38 conjugate produced objective responses in patients with triple-negative breast cancer (TNBC), non-small-cell lung cancer, small-cell lung cancer, and esophageal cancer, including 2 TNBC patients having a complete response. (Please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2015/pr04202015.pdf for more information on the updated results).

  Results focusing on patients with advanced metastatic lung cancer will be presented in an oral presentation at the 2015 American Society of Clinical Oncology (ASCO) Annual Meeting on Tuesday, June 2, 2015.

  At the same ASCO meeting, results focusing on patients with refractory or relapsed metastatic TNBC will be reported in a poster discussion session on Saturday, May 30, 2015.

  In addition, results in patients with metastatic gastrointestinal cancers, including esophageal, gastric, pancreatic, and colorectal cancers will also be presented at the ASCO conference in a poster session on Monday, June 1, 2015, and at the European Society for Medical Oncology 17th World Congress on Gastrointestinal Cancer, which is scheduled for July 1 – 4, 2015 in Barcelona, Spain.

  Results from a Phase 1 study of sacituzumab govitecan in heavily-pretreated patients with diverse, metastatic solid cancers have been published in Clinical Cancer Research.

Labetuzumab Govitecan (IMMU-130)

  Updated results from a Phase 2 study of labetuzumab govitecan in patients with metastatic colorectal cancer who were refractory or relapsing after irinotecan-containing chemotherapies will be provided in an oral presentation at the 2015 American Society of Clinical Oncology (ASCO) Annual Meeting on Tuesday, June 2, 2015.

Clivatuzumab Tetraxetan

  Due to complexity of regulatory processes in different European countries, clinical site initiations for PANCRIT-1 are taking longer than originally anticipated. As a result, patient enrollment is now expected to be completed in calendar year 2016.

Milatuzumab

  A Phase 1 study evaluating milatuzumab as a treatment of graft-versus-host disease is now closed to patient enrollment.

Conference Call

The Company will host a conference call and live audio webcast on Thursday, May 7, 2015 at 10:00 a.m. Eastern Time to discuss financial results for the third quarter of fiscal year 2015, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 24348656. The conference call will be webcast via the Investors page on the Company's website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company's website for 30 days through June 6, 2015.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics' advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of nine clinical-stage product candidates. Immunomedics has an ongoing collaboration with UCB, S.A. (UCB), to whom the Company licensed epratuzumab for the treatment of all non-cancer indications worldwide. UCB expects Phase 3 data in systemic lupus erythematosus in the first half of 2015. Immunomedics is exploring epratuzumab in oncology in collaboration with independent cancer study groups. Immunomedics' most advanced candidate to which it retains worldwide rights for all indications is 90Y-clivatuzumab tetraxetan.

The Company initiated a Phase 3 registration trial in January 2014 in patients with advanced pancreatic cancer and expects patient enrollment to be completed in calendar year 2016. Immunomedics' portfolio of wholly owned product candidates also includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxic effects that are usually found with conventional administration of these chemotherapeutic agents. Immunomedics' most advanced ADCs are sacituzumab govitecan (IMMU-132) and labetuzumab govitecan (IMMU-130), which are in Phase 2 trials for a number of solid tumors and metastatic colorectal cancer, respectively. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and pre-clinical development. These include bispecific antibodies targeting cancers and infectious diseases as T-cell redirecting immunotherapies, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies, created using its patented DOCK-AND-LOCK® protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 267 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. Immunomedics' strength in intellectual property has resulted in a top-8 ranking in the Biotechnology industry by the Patent Board for the 2014 fiscal year. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, outcomes, timing or associated costs), out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on UCB for the further development of epratuzumab for non-cancer indications, risks associated with the outcome of pending litigation and competitive risks to marketed products, and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

			March 31,	June 30,
			2015	2014
ASSETS
Current Assets:
Cash and cash equivalents			$ 16,063,159	$ 6,961,494
Marketable securities			90,129,300	34,871,120
Accounts receivable, net of allowance for doubtful accounts			598,164	674,617
Inventory			624,367	778,989
Other receivables			185,381	303,102
Prepaid expenses			1,637,025	1,614,897
Other current assets			378,513	180,678
			109,615,909	45,384,897

Property and equipment, net			2,065,311	1,895,475
Other long-term assets			152,405	206,110

			$ 111,833,625	$ 47,486,482

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses			$ 8,824,995	$ 6,886,682
Deferred revenues			230,759	240,158
Other liabilities			1,574,881	1,500,244
Convertible senior notes - net			96,442,122	--
Stockholders' equity			4,760,868	38,859,398

			$ 111,833,625	$ 47,486,482

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Revenues:
License fee and other revenues	$ 250,000	$ --	$ 250,000	$ 4,623,333
Product sales	694,329	925,235	2,183,626	2,434,159
Research & development	238,369	229,106	823,861	797,120
Total Revenues	$ 1,182,698	1,154,341	3,257,487	7,854,612
Costs and Expenses	12,308,437	10,676,215	38,289,233	31,542,856
Operating Loss	(11,125,739)	(9,521,874)	(35,031,746)	(23,688,244)
Interest (Expense) and Other Income	(659,084)	(10,715)	(622,634)	31,793
Loss before Income Tax Expense	(11,784,823)	(9,532,589)	(35,654,380)	(23,656,451)
Income Tax Expense	(3,327)	(1,372)	(42,182)	(1,372)
Net Loss	(11,788,150)	(9,533,961)	(35,696,562)	(23,657,823)
Less Net Loss attributable on noncontrolling interest	(32,003)	(28,359)	(94,760)	(78,778)
Net Loss attributable to Immunomedics, Inc. stockholders	$ (11,756,147)	$ (9,505,602)	$ (35,601,802)	$ (23,579,045)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$ (0.13)	$ (0.11)	$ (0.38)	$ (0.28)

Weighted average number of common shares outstanding (basic and diluted):	93,351,708	83,340,329	93,201,307	83,127,073
CONTACT: For More Information:
         Dr. Chau Cheng
         Senior Director, Investor Relations & Corporate Secretary
         (973) 605-8200, extension 123
         ccheng@immunomedics.com